Execution Version

Cleveland-Cliffs Inc

$270,000,000 6.31% Series 2008A Senior Notes, Tranche A,
due June 15, 2013

$55,000,000 6.59% Series 2008A Senior Notes, Tranche B,
due June 15, 2015

Note Purchase Agreement

Dated as of June 25, 2008

Table of Contents

Section	Heading	Page
Section 1.
Section 1.1.
Section 1.2.
Section 2.
Section 2.1.
Section 2.2.
Section 2.3.
Section 3.
Section 4.
Section 4.1.
Section 4.2.
Section 4.3.
Section 4.4.
Section 4.5.
Section 4.6.
Section 4.7.
Section 4.8.
Section 4.9.
Section 4.10.
Section 4.11.
Section 4.12.
Section 5.
Section 5.1.
Section 5.2.
Section 5.3.
Section 5.4.
Section 5.5.
Section 5.6.
Section 5.7.
Section 5.8.
Section 5.9.
Section 5.10.
Section 5.11.
Section 5.12.
Section 5.13.
Section 5.14.
Section 5.15.
Section 5.16.
Section 5.17.
Section 5.18.
Section 5.19.
Section 6.
Section 6.1.
Section 6.2.
Section 6.3.
Section 7.
Section 7.1.
Section 7.2.
Section 7.3.
Section 8.
Section 8.1.
Section 8.2.
Section 8.3.
Section 8.4.
Section 8.5.
Section 8.6.
Section 8.7.
Section 9.
Section 9.1.
Section 9.2.
Section 9.3.
Section 9.4.
Section 9.5.
Section 9.6.
Section 9.7.
Section 9.8.
Section 9.9.
Section 10.
Section 10.1.
Section 10.2.
Section 10.3.
Section 10.4.
Section 10.5.
Section 10.6.
Section 10.7.
Section 10.8.
Section 10.9.
Section 10.10.
Section 10.11.
Section 11.
Section 12.
Section 12.1.
Section 12.2.
Section 12.3.
Section 12.4.
Section 13.
Section 13.1.
Section 13.2.
Section 13.3.
Section 14.
Section 14.1.
Section 14.2.
Section 15.
Section 15.1.
Section 15.2.
Section 16.
Section 17.
Section 17.1.
Section 17.2.
Section 17.3.
Section 17.4.
Section 18.
Section 19.
Section 20.
Section 21.
Section 22.
Section 22.1.
Section 22.2.
Section 22.3.
Section 22.4.
Section 22.5.
Section 22.6.
Section 22.7.
Section 22.8.
Authorization of Notes
Description of Notes
Interest Rate
Sale and Purchase of Notes
Series 2008A Notes
Additional Series of Notes
Subsidiary Guaranty
Closing
Conditions to Closing
Representations and Warranties
Performance; No Default
Compliance Certificates
Opinions of Counsel
Purchase Permitted By Applicable Law, Etc
Sale of Other Notes
Payment of Special Counsel Fees
Private Placement Number
Changes in Corporate Structure
Subsidiary Guaranty
Funding Instructions
Proceedings and Documents
Representations and Warranties of the Company
Organization; Power and Authority
Authorization, Etc
Disclosure
Organization and Ownership of Shares of Subsidiaries; Affiliates
Financial Statements; Material Liabilities
Compliance with Laws, Other Instruments, Etc
Governmental Authorizations, Etc
Litigation; Observance of Agreements, Statutes and Orders
Taxes
Title to Property; Leases
Licenses, Permits, Etc
Compliance with ERISA
Private Offering by the Company
Use of Proceeds; Margin Regulations
Existing Indebtedness; Future Liens
Foreign Assets Control Regulations, Etc
Status under Certain Statutes
Environmental Matters
Notes Rank Pari Passu
Representations of the Purchaser
Purchase for Investment
Accredited Investor
Source of Funds
Information as to Company
Financial and Business Information
Officer’s Certificate
Visitation
Payment of the Notes
Maturity
Optional Prepayments with Make-Whole Amount
Allocation of Partial Prepayments
Maturity; Surrender, Etc.
Purchase of Notes
Make-Whole Amount for the Series 2008A Notes
Change in Control
Affirmative Covenants
Compliance with Law
Insurance
Maintenance of Properties
Payment of Taxes and Claims
Corporate Existence, Etc
Designation of Subsidiaries
Notes to Rank Pari Passu
Subsidiary Guarantors
Books and Records
Negative Covenants
Consolidated Indebtedness to Consolidated EBITDA
Interest Coverage Ratio
Subsidiary Indebtedness
Limitation on Liens
Sales of Asset
Merger and Consolidation
Transactions with Affiliates
Terrorism Sanctions Regulations
Unrestricted Subsidiaries
Limitation on Non-Material Subsidiaries
Restricted Investments Prohibited
Events of Default
Remedies on Default, Etc
Acceleration
Other Remedies
Rescission
No Waivers or Election of Remedies, Expenses, Etc
Registration; Exchange; Substitution of Notes
Registration of Notes
Transfer and Exchange of Notes
Replacement of Notes
Payments on Notes
Place of Payment
Home Office Payment
Expenses, Etc
Transaction Expenses
Survival
Survival of Representations and Warranties; Entire Agreement
Amendment and Waiver
Requirements
Solicitation of Holders of Notes
Binding Effect, Etc
Notes Held by Company, Etc
Notices
Reproduction of Documents
Confidential Information
Substitution of Purchaser
Miscellaneous
Successors and Assigns
Payments Due on Non-Business Days
Accounting Terms
Severability
Construction
Counterparts
Governing Law
Jurisdiction and Process; Waiver of Jury Trial

Schedule A	—	Information Relating to Purchasers
Schedule B	—	Defined Terms
Schedule 4.9	—	Changes in Corporate Structure
Schedule 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock, Affiliates
Schedule 5.5	—	Financial Statements
Schedule 5.11	—	Licenses, Permits, Etc.
Schedule 5.15	—	Existing Indebtedness
Schedule 10.3	—	Subsidiary Indebtedness
Schedule 10.4	—	Existing Liens
Schedule 10.11	—	Existing Investments
Exhibit 1a	—	Form of 6.31% Series 2008A Senior Notes, Tranche A due June 15, 2013
Exhibit 1b	—	Form of 6.59% Series 2008A Senior Notes, Tranche B due June 15, 2015
Exhibit 2.3	—	Form of Subsidiary Guaranty
Exhibit 4.4(a)	—	Form of Opinion of General Counsel to the Company
Exhibit 4.4(b)	—	Form of Opinion of Special Counsel to the Company
Exhibit 4.4(c)	—	Form of Opinion of Special Counsel to the Purchasers
Exhibit S	—	Form of Supplement to Note Purchase Agreement

Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114-2589

$270,000,000 6.31% Series 2008A Senior Notes, Tranche A,

due June 15, 2013

$55,000,000 6.59% Series 2008A Senior Notes, Tranche B,

due June 15, 2015

Dated as of

June 25, 2008

To the Purchasers listed in

the attached Schedule A:

Ladies and Gentlemen:

Cleveland-Cliffs Inc, an Ohio corporation (the “Company”), agrees with the Purchasers listed in the attached Schedule A (the “Purchasers”) to this Note Purchase Agreement (this “Agreement”) as follows:

Section 1. Authorization of Notes.

Section 1.1. Description of Notes. The Company will authorize the issue and sale of the following Senior Notes:

	Series and/or	Aggregate Principal
Issue	Tranche	Amount	Interest Rate	Maturity Date

	Series 2008A,
	Tranche A,		6.31%
Senior Notes	(“Tranche A Notes”)	$270,000,000	per annum	June 15, 2013

	Series 2008A,
	Tranche B (“Tranche		6.59%
Senior Notes	B Notes”)	$55,000,000	per annum	June 15, 2015

The Senior Notes described above (hereinafter, the “Series 2008A Notes”, and together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2 are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Tranche A Notes and the Tranche B Notes shall be substantially in the form set out in Exhibit 1(a) and Exhibit 1(b), respectively, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2. Interest Rate. (a) The Series 2008A Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal thereof from the date of issuance at their respective stated rate of interest payable semi-annually in arrears on the 15th day of June and December in each year and at maturity, commencing on December 15, 2008, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and interest (so computed) on any overdue principal, interest or Make-Whole Amount from the due date thereof (whether by acceleration or otherwise) and, during the continuance of an Event of Default, on the unpaid balance hereof, at the applicable Default Rate until paid.

(b) Additional Interest. If during a Transition Period the Indebtedness Ratio exceeds 3.25 to 1.00, as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the interest rate payable on the Notes shall be increased by 0.50% per annum (the “Additional Interest”), commencing on the first day of the first fiscal quarter following the fiscal quarter in respect of which such Certificate was delivered and continuing until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the end of the fiscal quarter in respect of which such Certificate is delivered, the Indebtedness Ratio is not more than 3.25 to 1.0. Following delivery of an Officer’s Certificate demonstrating that the Indebtedness Ratio did not exceed 3.25 to 1.0, the additional 0.50% per annum interest shall cease to accrue or be payable for any fiscal quarter (commencing on the first day of such fiscal quarter) subsequent to the fiscal quarter in respect of which such Officer’s Certificate is delivered.

Section 2. Sale and Purchase of Notes.

Section 2.1. Series 2008A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, the Series 2008A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

Section 2.2. Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S, provided that the aggregate principal amount of Notes of all Series issued pursuant to all Supplements in accordance with the terms of this Section 2.2 shall not exceed $400,000,000. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential alphabetical designation inscribed thereon;

(ii) Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv) each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v) the minimum principal amount of any Note issued under a Supplement shall be $1,000,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $1,000,000 or more;

(vi) all Additional Notes shall constitute Senior Indebtedness of the Company and shall rank pari passu with all other outstanding Notes; and

(vii) no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a) Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether after giving effect to the issuance of the Additional Notes and after giving effect to the application of the proceeds thereof, the Company is in compliance with the requirements of Section 10 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate).

(b) Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c) Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d) Execution and Delivery of Guaranty Ratification. Each Subsidiary Guarantor shall execute and deliver a Guaranty Ratification in the form attached to the Subsidiary Guaranty.

Section 2.3. Subsidiary Guaranty. (a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty Agreement dated as of even date herewith, which shall be substantially in the form of Exhibit 2.3 attached hereto, and otherwise in accordance with the provisions of Section 9.8 hereof (the “Subsidiary Guaranty”).

(b) Subject to the requirements of Section 9.8 hereof, the holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of the Bank Credit Agreement and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration (other than, for the avoidance of doubt, the reimbursement of out of pocket costs or expenses) is given to any holder of Indebtedness under any Bank Credit Agreement expressly for the purpose of such release, the holders of the Notes shall receive proportional fees or consideration pro rata in respect of the amount of Indebtedness of the Company held by such holders in relation to the Indebtedness outstanding under the Bank Credit Agreement at the time such release was granted (a “Guaranty Release”).

Section 3. Closing.

The sale and purchase of the Series 2008A Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 a.m. Central time, at a closing (the “Closing”) on June 25, 2008 or on such other Business Day thereafter on or prior to July 15, 2008 as may be agreed upon by the Company and the Purchasers. On the Closing Date, the Company will deliver to each Purchaser the Series 2008A Notes to be purchased by such Purchaser in the form of a single Series 2008A Note (or such greater number of Series 2008A Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of the Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number 00999-74584, at Fifth Third Bank, Cincinnati, Ohio, ABA Number 042000314, in the Account Name of “Cleveland-Cliffs Inc”. If, on the Closing Date, the Company shall fail to tender such Series 2008A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Series 2008A Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions applicable to the Closing Date:

Section 4.1. Representations and Warranties.

(a) Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

(b) Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default. The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by the Company and each such Subsidiary Guarantor prior to or at the Closing, and after giving effect to the issue and sale of the Series 2008A Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 hereof had such Sections applied since such date.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1(a), 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series 2008A Notes and this Agreement.

(c) Officer’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.

(d) Secretary’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (a) from George W. Hawk, Jr., General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Jones Day, special counsel for the Company, and Warner Norcross & Judd LLP, Michigan special counsel for the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers), and (c) from Chapman and Cutler, LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Series 2008A Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2008A Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date, the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Tranche of the Series 2008A Notes.

Section 4.9. Changes in Corporate Structure. Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of organization or, except as reflected in Schedule 4.9, been a party to any merger or consolidation, or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Subsidiary Guaranty. The Subsidiary Guaranty shall have been duly authorized, executed and delivered by each Subsidiary Guarantor and such Purchaser shall have received a true, correct and complete copy thereof.

Section 4.11. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Series 2008A Notes is to be deposited.

Section 4.12. Proceedings and Documents. All corporate and other organizational proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Series 2008A Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes to be issued on the Closing Date have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each such Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agent, Banc of America Securities LLC, has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated May, 2008 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum and the documents filed by the Company with the Securities and Exchange Commission since January 1, 2008 and made publicly available (the “Public Filings”) fairly describe, in all material respects, the general nature of the business and principal Properties of the Company and its Restricted Subsidiaries. This Agreement, the Public Filings, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, in each case, delivered to the Purchasers prior to June 5, 2008 (this Agreement, the Public Filings, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the financial condition, operations, business or Properties of the Company or any of its Restricted Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Restricted and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers. Schedule 10.11 contains (except as noted therein) complete and correct lists of all Material Investments of the Company and its Restricted Subsidiaries existing on the date of this Agreement (other than as described above in Schedule 5.4).

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 and Schedule 10.4).

(c) Each Restricted Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries contained in the Company’s Forms 10-K filed with the Securities and Exchange Commission for the fiscal years ending in 2003 through 2007, inclusive. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Series 2008A Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement with an aggregate unpaid principal balance in excess of $5,000,000 or lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective Properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. Except for the filings on Form 8-K required to be filed with the Securities and Exchange Commission as a result of the execution and delivery of this Agreement, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Series 2008A Notes, which has not already been obtained.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) The Disclosure Documents describe certain litigation matters affecting the Company and/or its Subsidiaries. There are no actions, suits, governmental investigations or proceedings pending (including those matters described in the Disclosure Documents) or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any Property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all income tax and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their Properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2002.

Section 5.10. Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title to their respective Properties which the Company and its Restricted Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet contained in the Company’s Form 10-K filed with the Securities and Exchange Commission for the 2007 fiscal year, or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. Except as disclosed in Schedule 5.11,

(a) the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company or any of its Restricted Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan to the extent the Company or the ERISA Affiliates have ERISA operational or administrative responsibilities in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, Properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 436 or 430 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities allocable to the Company and all ERISA Affiliates under all of the Plans subject to Title IV of ERISA (including the Pension Plan for Hourly Employees of the Cleveland-Cliffs Iron Company and its Associated Employers but excluding any other Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $56,700,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The accrued unfunded post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries equals $126 million as shown in the Company’s most recent financial statements computed as described in note 8 to such financial statements.

(e) The execution and delivery of this Agreement and the issuance and sale of the Series 2008A Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Series 2008A Notes to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on the Company’s behalf has offered the Series 2008A Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 40 other Institutional Investors, each of which has been offered the Series 2008A Notes in connection with a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2008A Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2008A Notes to repay senior unsecured Indebtedness under the Bank Credit Agreement and for general corporate purposes of the Company, which may include the acquisition of assets. No part of the proceeds from the sale of the Series 2008A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of May 31, 2008, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary in excess of $5,000,000 outstanding, and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary in excess of $5,000,000 outstanding, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Series 2008A Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or, to the knowledge of the Company, engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Series 2008A Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18. Environmental Matters. (a) The Disclosure Documents describe certain environmental liabilities affecting the Company and/or its Subsidiaries. Neither the Company nor any Restricted Subsidiary has knowledge of any liability (including the liabilities described in the Disclosure Documents) or has received any notice of any liability, and no proceeding has been instituted raising any liability against the Company or any of its Restricted Subsidiaries or any of their respective real Properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any liability, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real Properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any of its Restricted Subsidiaries has stored any Hazardous Materials on real Properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real Properties now owned, leased or operated by the Company or any of its Restricted Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in Schedule 5.15 hereto.

Section 6. Representations of the Purchaser.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Series 2008A Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof (other than any Notes purchased by Banc of America Securities LLC on the Closing Date which are intended to be resold to a “qualified institutional buyer” pursuant to Rule 144A of the Securities Act), provided that the disposition of such Purchaser’s or such pension or trust funds’ Property shall at all times be within such Purchaser’s or such pension or trust funds’ control. Each Purchaser understands that the Series 2008A Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2008A Notes.

Section 6.2. Accredited Investor. Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Series 2008A Notes.

Section 6.3. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2008A Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an Òinvestment fundÓ (within the meaning of Part V of PTE 84-14 (the ÒQPAM ExemptionÓ)) managed by a Òqualified professional asset managerÓ or ÒQPAMÓ (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of ÒcontrolÓ in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7. Information as to Company.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year),

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that filing with the Securities and Exchange Commission within the time period specified above the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(a), provided the Company concurrently sends an electronic communication (including E-mail) that such financial statements are publicly available;

(b) Annual Statements — within 105 days after the end of each fiscal year of the Company,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that filing with the Securities and Exchange Commission within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(b), provided the Company concurrently sends an electronic communication (including E-mail) that such financial statements are publicly available;

(c) SEC and Other Reports — except for filings referred to in Section 7.1(a) and (b) above, promptly upon their becoming available and, to the extent applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material, provided that filing any such information with the Securities and Exchange Commission in compliance with the requirements therefore shall be deemed to satisfy the requirements of this Section 7.1(c);

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan that is subject to Title IV of ERISA, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, Properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any written notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g) Supplements — promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or Properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes or such information regarding the Company required to satisfy the requirements of 17 C.F.R. §230.144A, as amended from time to time, in connection with any contemplated transfer of the Notes.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of financial statements filed with the Securities and Exchange Commission, shall be by separate and concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.6 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof such review shall not have disclosed the existence during the quarterly or annual period covered by the statements then being furnished of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and Properties of the Company and each Restricted Subsidiary, all at such reasonable times upon reasonable advance notice and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or Properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times upon reasonable advance notice and as often as may be requested.

Section 8. Payment of the Notes.

Section 8.1. Maturity. (a) The entire unpaid principal amount of the Tranche A Notes shall become due and payable on June 15, 2013.

(b) The entire unpaid principal amount of the Tranche B Notes shall become due and payable on June 15, 2015.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the original aggregate principal amount of the Notes to be prepaid in the case of a partial prepayment (or such lesser amount as shall be required to effect a partial prepayment resulting from an offer of prepayment pursuant to Section 10.5), at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated respective Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of each such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to the provisions of Section 8.2 (other than any prepayments required by Section 10.5), the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. Each holder of Notes that has accepted the Company’s offer of prepayment pursuant to Section 10.5 shall have each of their respective outstanding Notes prepaid in a principal amount which equals the Ratable Portion for such Note. All regularly scheduled partial prepayments made with respect to any Additional Notes pursuant to any Supplement shall be allocated as provided therein.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate that it Controls to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement (including any Supplement hereto) and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of the Notes upon the same terms and conditions. The Company will promptly cancel all Notes acquired by it or any Affiliate it Controls pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount for the Series 2008A Notes. The term “Make-Whole Amount” means with respect to any Note an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, minus the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings with respect to the Called Principal of such Note:

“Called Principal” means, the principal of the Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, the amount obtained by discounting all Remaining Scheduled Payments from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield.

“Reinvestment Yield” means, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date on screen “PX-1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX1) on Bloomberg for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, all payments of such Called Principal and interest thereon that would be due after the Settlement Date if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Change in Control. (a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.7. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes of each Series as described in subparagraph (c) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.7.

(b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.7, accompanied by the certificate described in subparagraph (g) of this Section 8.7, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

(d) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.7.

(f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h) Effect on Required Payments. The amount of each payment of the principal of the Notes made pursuant to this Section 8.7 shall be applied against and reduce each of the then remaining principal payments due pursuant to Section 8.7 by a percentage equal to the aggregate principal amount of the Notes so paid divided by the aggregate principal amount of the Notes outstanding immediately prior to such payment.

(i) “Change in Control” Defined. “Change in Control” shall mean and include any Person or related Persons constituting a “group” for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner or owners, directly or indirectly, of a majority of the Voting Stock (determined by number of votes) of the Company. As used herein, the term “Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

(j) “Control Event” Defined. “Control Event” means:

(i) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or,

(ii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the Voting Stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

Section 9. Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. Without limiting Section 10.8, the Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto as deemed appropriate) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on Properties or assets of the Company or any Subsidiary not permitted by Section 10.4, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect its corporate existence, and will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Designation of Subsidiaries. Subject to the limitation set forth in Section 10.9, the Company may from time to time cause any Subsidiary (other than a Subsidiary Guarantor) to be designated as an Unrestricted Subsidiary or any Unrestricted Subsidiary to be designated a Restricted Subsidiary; provided, however, that at the time of such designation and immediately after giving effect thereto, (a) no Default or Event of Default would exist under the terms of this Agreement (it being agreed that, for purposes of determining compliance with Section 10.1, such designation shall be treated on a pro forma basis as having been consummated as of the last day of the immediately preceding fiscal quarter), and (b) the Company and its Restricted Subsidiaries would be in compliance with all of the covenants set forth in this Section 9 and Section 10 if tested on the date of such action and provided, further, that once a Subsidiary has been designated an Unrestricted Subsidiary, it shall not thereafter be redesignated as a Restricted Subsidiary on more than one occasion and once a Subsidiary has been designated a Restricted Subsidiary, it shall not thereafter be redesignated as an Unrestricted Subsidiary on more than one occasion. Within ten (10) days following any designation described above, the Company will deliver to you a notice of such designation accompanied by a certificate signed by a Senior Financial Officer of the Company certifying compliance with all requirements of this Section 9.6 and setting forth all information required in order to establish such compliance.

Section 9.7. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all Indebtedness outstanding under the Bank Credit Agreement and all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.

Section 9.8. Subsidiary Guarantors. The Company’s obligations under this Agreement (including any obligations contained in any Supplement) and the Notes shall at all times be guaranteed by each Material Subsidiary (other than Cleveland-Cliffs International Holding Company) pursuant to the Subsidiary Guaranty executed and delivered on the Closing Date (or a joinder thereof in accordance with the requirements below following the Closing Date); provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Company’s or the Material Subsidiary’s income tax liability. In addition, the Company will cause any Subsidiary which is required by the terms of the Bank Credit Agreement to become a party to, or otherwise guarantee, Indebtedness in respect of the Bank Credit Agreement, to enter into the Subsidiary Guaranty and deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to the Bank Credit Agreement) the following items:

(a) a joinder agreement in respect of the Subsidiary Guaranty;

(b) a certificate signed by an authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(c) an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes covering the same or similar matters as set forth in Section 4.4(b) regarding the Subsidiary Guaranty and the Subsidiary Guarantors and covering such other matters incident to the transactions contemplated hereby as the Required Holders or its counsel may reasonably request.

Section 9.9. Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

Section 10. Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Consolidated Indebtedness to Consolidated EBITDA. The Company will not permit, as of the end of any fiscal quarter, the ratio of Consolidated Indebtedness to Consolidated EBITDA (Consolidated EBITDA to be calculated as at the end of each fiscal quarter for the four consecutive fiscal quarters then ended, and such ratio shall hereinafter be referred to as the “Indebtedness Ratio”) to exceed 3.25 to 1.00; provided, however, that the Indebtedness Ratio may exceed 3.25 to 1.00 as of the last day of any fiscal quarter during a Transition Period if such Indebtedness Ratio exceeded 3.25 to 1.00 as a result of the Company or any Restricted Subsidiary creating, assuming, incurring, guaranteeing or otherwise becoming liable in respect of Acquisition Indebtedness, so long as (i) the Indebtedness Ratio as of such date during any Transition Period shall not exceed 3.50 to 1.00, and (ii) the Company shall have paid the Additional Interest as provided in Section 1.2(b).

Section 10.2. Interest Coverage Ratio. The Company will not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for each period of four consecutive fiscal quarters (calculated as at the end of each fiscal quarter for the four consecutive fiscal quarters then ended) to be less than 2.50 to 1.00.

Section 10.3. Subsidiary Indebtedness. The Company will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except the Company may permit the following Indebtedness to be incurred:

(a) Indebtedness evidenced by the Subsidiary Guaranties;

(b) unsecured Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(c) Contingent Obligations of Subsidiary Guarantors that constitute guarantees of Indebtedness of the Company under the Bank Credit Agreement and Contingent Obligations of Subsidiary Guarantors that constitute guarantees of other Indebtedness of the Company incurred within the limitations of Section 10.1;

(d) (i) Indebtedness of Restricted Subsidiaries outstanding on the Closing Date (or permitted to be incurred under a credit facility that was in existence on the Closing Date) and described on Schedule 10.3, and (ii) refinancings or renewals thereof; provided that any such refinancing or renewed Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith;

(e) Indebtedness of Restricted Subsidiaries in respect of bid, performance, surety, reclamation or other similar bonds or guaranties in the ordinary course of business, or any similar financial assurance obligations under Environmental Laws or worker’s compensation Laws or with respect to self-insurance obligations, including guarantees or obligations with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed);

(f) Indebtedness owed by Amapa incurred for the purpose of financing the development and construction of an iron ore mine and related facilities (the “Amapa Project”) located in the municipality of Pedra Branca do Amapari, in the State of Amapa, in the northern region of Brazil, a dedicated railroad for the Amapa Project and a port terminal for the Amapa Project located in Santana, State of Amapa in Brazil, and for financing working capital related thereto;

(g) (i) purchase money Indebtedness of Restricted Subsidiaries incurred after the Closing Date, including any such Indebtedness assumed in connection with a Permitted Acquisition, (ii) Capital Lease Obligations of Restricted Subsidiaries, including any such obligations assumed in connection with a Permitted Acquisition, and (iii) Project Indebtedness of Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including any Project Indebtedness assumed by Restricted Subsidiaries in connection with the acquisition of any such assets or secured by a Lien on such assets before the acquisition thereof, and any refinancings of any such Project Indebtedness; provided that, with respect to Project Indebtedness permitted by clause (iii) of this Section, (w) such Project Indebtedness is initially incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (x) such Project Indebtedness shall be secured only by the Property acquired, constructed or improved in connection with the incurrence of such Project Indebtedness, (y) with respect to such Project Indebtedness assumed in connection with a Permitted Acquisition, the amount of such Project Indebtedness shall not exceed 60% of the Total Consideration paid in connection with such Permitted Acquisition, and (z) with respect to Project Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Project Indebtedness shall constitute not less than 80% of the aggregate consideration paid with respect to such Property;

(h) Indebtedness of Non-Guarantor Subsidiaries not otherwise permitted by this Section 10.3; provided that the aggregate amount of all such Indebtedness plus all Indebtedness of the Company and all Restricted Subsidiaries secured by Liens shall not exceed 20% of Consolidated Net Worth as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness;

(i) unsecured Indebtedness of Non-Guarantor Subsidiaries, not otherwise permitted under clauses (h) above; provided that the ratio of Consolidated Indebtedness to Consolidated EBITDA of the Company and all Restricted Subsidiaries, after giving pro forma effect to the incurrence of such Indebtedness, is less than 2.50 to 1.00, as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness; and

(j) unsecured Indebtedness of Domestic Subsidiaries; provided that the aggregate amount of all such Indebtedness does not exceed at any time 15% of Consolidated Total Assets (Consolidated Total Assets to be measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness).

Section 10.4. Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any Property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders (referred to as “Equally and Ratably Secured”) and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such Property), except:

(a) Standard Permitted Liens;

(b) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition;

(c) Liens on cash or Cash Equivalents securing reimbursement obligations with respect to any standby letter of credit entered into in the ordinary course of business; provided that the aggregate stated amount of such letters of credit at any time outstanding shall not exceed U.S. $35,000,000;

(d) Liens solely on the assets of the Cliffs Sonoma Entities in favor of the Cliffs Sonoma Entities’ joint venture partners in Sonoma; provided, that such Liens shall secure only amounts owed by Sonoma and the Cliffs Sonoma Entities to such joint venture partners;

(e) Liens with respect to other obligations that do not in the aggregate exceed U.S. $10,000,000 at any time outstanding, provided that no such Liens may secure any Indebtedness under the Bank Credit Agreement unless the Notes are Equally and Ratably Secured;

(f) any Lien in existence on the Closing Date and set forth on Schedule 10.4, any continuation or extension thereof or any Lien granted as a replacement or substitute therefor; provided that any such continued, extended, replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, and (ii) does not encumber any Property other than the Property subject thereto on the Closing Date and any products or proceeds thereof to the extent covered by such Lien;

(g) Liens incurred after the Closing Date given to secure (i) purchase money Indebtedness of the Company or Restricted Subsidiaries, including any such Indebtedness assumed in connection with a Permitted Acquisition, (ii) Capital Lease Obligations of the Company or Restricted Subsidiaries, including any such obligations assumed in connection with a Permitted Acquisition, and (iii) Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (such Indebtedness under this clause (iii) is referred to as “Project Indebtedness”), including any Project Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on such assets before the acquisition thereof, and any refinancings of any such Project Indebtedness; provided that, with respect to Project Indebtedness permitted by clause (iii) of this Section, (w) such Project Indebtedness is initially incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (x) such Project Indebtedness shall be secured only by the Property acquired, constructed or improved in connection with the incurrence of such Project Indebtedness, (y) with respect to such Project Indebtedness assumed in connection with a Permitted Acquisition, the amount of such Project Indebtedness shall not exceed 60% of the Total Consideration paid in connection with such Permitted Acquisition, and (z) with respect to Project Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Project Indebtedness shall constitute not less than 80% of the aggregate consideration paid with respect to such Property; provided further that, with respect to Indebtedness described in clauses (i) and (ii) above, no such Lien shall extend to or cover other Property of the Company or such Restricted Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(h) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(i) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Restricted Subsidiary (other than pursuant to Section 9.6), or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Restricted Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(j) any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (g) and (i) of this Section 10.4, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Indebtedness or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(k) other Liens securing Indebtedness of the Company and its Restricted Subsidiaries; provided that the aggregate amount of all secured Indebtedness of the Company and its Restricted Subsidiaries, plus the Indebtedness of Non-Guarantor Subsidiaries under Section 10.3(h) shall not exceed 20% of Consolidated Net Worth as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness; and provided further that no such Liens may secure any Indebtedness under the Bank Credit Agreement unless the Notes are Equally and Ratably Secured.

Section 10.5. Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Restricted Subsidiaries; provided, however, that the Company or any Restricted Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Restricted Subsidiaries if such assets are sold in an arms length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 365 days of such sale, lease or disposition, in any combination:

(1) to acquire productive assets used or useful in carrying on the business of the Company and its Restricted Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; and/or

(2) to prepay or retire Senior Indebtedness of the Company and/or its Restricted Subsidiaries, provided that (i) the Company shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, but without the payment of the Make-Whole Amount. Any offer of prepayment of the Notes pursuant to this Section 10.5 shall be given to each holder of the Notes by written notice that shall be delivered not less than fifteen (15) days and not more than sixty (60) days prior to the proposed prepayment date. Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by such holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such holder’s Notes. Each holder of the Notes which desires to have its Notes prepaid shall notify the Company in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment. Prepayment of Notes pursuant to this Section 10.5 shall be made in accordance with Section 8.2 (but without payment of the Make-Whole Amount).

As used in this Section 10.5, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 15% of the book value of Consolidated Total Assets (Consolidated Total Assets to be determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition); provided that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of the Company and its Restricted Subsidiaries, (ii) any transfer of assets from the Company to any Domestic Subsidiary that is a Restricted Subsidiary or from any Restricted Subsidiary to the Company or any Domestic Subsidiary that is a Restricted Subsidiary, (iii) any transfer of assets from any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is also a Restricted Subsidiary, (iv) any sale or transfer of Property acquired by the Company or any Restricted Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such Property by the Company or any Restricted Subsidiary if the Company or a Restricted Subsidiary shall concurrently with such sale or transfer, lease such Property, as lessee, and (v) sale or disposition of any Excluded Assets.

(b)  If any Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the terms of Section 9.6, the aggregate book value of the assets of such Restricted Subsidiary shall be deemed to be sold by such Restricted Subsidiary at such time for purposes of this Section 10.5.

Section 10.6. Merger and Consolidation. The Company will not, and will not permit any of its Restricted Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

(1) any Restricted Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, the Company or any Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation, or (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.5; and

(2) the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) if the Company is not the Successor Corporation, such Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement (and each Supplement thereto) and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Successor Corporation shall have caused to be delivered to each holder of Notes (A) an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and (B) an acknowledgment from each Subsidiary Guarantor that the Subsidiary Guaranty continues in full force and effect; and

(c) immediately after giving effect to such transaction no Default or Event of Default would exist (it being agreed that, for purposes of determining compliance with Section 10.1, such transaction shall be treated on a pro forma basis for the relevant period as having been consummated as of the last day of the immediately preceding fiscal quarter).

Section 10.7. Transactions with Affiliates. Except in connection with an Investment permitted hereunder, the Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of Properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except in the ordinary course and upon fair and reasonable terms that are not materially less favorable to the Company or such Restricted Subsidiary, taken as a whole, than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.8. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

Section 10.9. Unrestricted Subsidiaries. The Company will not permit the Unrestricted Subsidiaries to account for more than 15% of consolidated revenues of the Company and its Subsidiaries or Consolidated EBITDA, as measured as of the end of each completed fiscal quarter of the Company for the period of four consecutive fiscal quarters of the Company then-ended.

Section 10.10. Limitation on Non-Material Subsidiaries. The Company shall not permit (i) at any time the aggregate book value of the assets of all Domestic Subsidiaries that are not Material Subsidiaries to exceed 30% of the value of the Consolidated Total Assets of the Company and its Restricted Subsidiaries, or (ii) as of the last day of each fiscal quarter of the Company, the aggregate revenues of all Domestic Subsidiaries that are not Material Subsidiaries for the four fiscal quarters of the Company then-ended to exceed 30% of the consolidated revenues of the Company and its Restricted Subsidiaries for such four fiscal quarters.

Section 10.11. Restricted Investments Prohibited. The Company will not, nor will it permit any of its Restricted Subsidiaries to, have, make or authorize any Restricted Investments.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 10 or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c) or any Subsidiary Guarantor defaults in the performance of or compliance with any term of the Subsidiary Guaranty beyond any period of grace or cure period provided with respect thereto; or

(d) the Company defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any Subsidiary Guaranty ceases to be a legally valid, binding and enforceable obligation or contract of a Subsidiary Guarantor (other that upon a release of any Subsidiary Guarantor from a Subsidiary Guaranty in accordance with the terms of Section 2.3(b) hereof), or any Subsidiary Guarantor or any party by, through or on account of any such Subsidiary Guarantor, challenges the validity, binding nature or enforceability of any such Subsidiary Guaranty; or

(f) any representation or warranty made in writing by or on behalf of the Company or Subsidiary Guarantor in this Agreement or any Subsidiary Guaranty or by any officer of the Company or any Subsidiary Guarantor in any writing furnished in connection with the transactions contemplated hereby or by any Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(g) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $100,000) on any Indebtedness other than the Notes that is outstanding in an aggregate principal amount of at least $50,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Indebtedness other than the Notes in an aggregate principal amount of at least $50,000,000 or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable or one or more Persons has the right to declare such Indebtedness to be due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness other than the Notes before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000 or one or more Persons have the right to require the Company or any Restricted Subsidiary to purchase or repay such Indebtedness; or

(h) the Company, any Material Subsidiary or any Subsidiary Guarantor (i) is generally not paying, or admits in writing its inability to pay, its Indebtedness as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, any of its Material Subsidiaries or any Subsidiary Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any of its Material Subsidiaries or any Subsidiary Guarantor, or any such petition shall be filed against the Company, any of its Material Subsidiaries or any Subsidiary Guarantor and such petition shall not be dismissed within 60 days; or

(j) a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $50,000,000 (except to the extent fully covered by insurance, excluding any deductibles or self-insured retention, pursuant to which the insurer has accepted liability therefor in writing) are rendered against one or more of the Company, its Restricted Subsidiaries or any Subsidiary Guarantor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Plan subject to Section 412 of the Code shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) any “amount of unfunded benefit liabilities” allocable to the Company and its ERISA Affiliates under all Plans covered by Title IV of ERISA (including Pension Plan For Hourly Employees of the Cleveland-Cliffs Iron Company and its Associated Employers but excluding any other Multiemployer Plans) calculated on the basis if the actuarial assumptions specified for funding on-going target liabilities (and not for funding at risk obligations) in each Plan’s most recent actuarial report shall exist, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 12. Remedies on Default, Etc.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes of every Series then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.

Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after the Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series (and of the same tranche if such Series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series originally issued hereunder or pursuant to any Supplement. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver not more than five Business Days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Banc of America, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or Additional Purchaser or such Purchaser’s nominee or such Additional Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount and interest by the method and at the address specified for such purpose for such Purchaser on Schedule A hereto or, in the case of any Additional Purchaser, Schedule A attached to any Supplement pursuant to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or Additional Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note.

Section 15. Expenses, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel for the Purchasers or any Additional Purchasers and, if reasonably required by the Required Holders, local or other counsel) incurred by each Purchaser and each Additional Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement) or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including any Supplement) or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement) or the Notes, or by reason of being a holder of any Note, and (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement or the Notes, and the termination of this Agreement or any Supplement.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any such Note or portion thereof or interest therein and the payment of any Note may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any Additional Purchaser or any other holder of any such Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement; provided, that the representations and warranties contained in any Supplement shall only be made for the benefit of the Additional Purchasers which are party to such Supplement and the holders of the Notes issued pursuant to such Supplement, including subsequent holders of any Note issued pursuant to such Supplement, and shall not require the consent of the holders of existing Notes. Subject to the preceding sentence, this Agreement (including every Supplement) and the Notes embody the entire agreement and understanding between the Purchasers and the Additional Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

Section 17.1. Requirements. (a) This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, and (ii) no such amendment or waiver may, without the written consent of all of the holders of Notes at the time outstanding affected thereby, (A) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest (if such change results in a decrease in the interest rate) or of the Make-Whole Amount on, the Notes, (B) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (C) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

(b) Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with Sections 2.2 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or any Supplement unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or such Purchaser’s nominee, to such Purchaser or such Purchaser’s nominee at the address specified for such communications in Schedule A to this Agreement, or at such other address as such Purchaser or such Purchaser’s nominee shall have specified to the Company in writing pursuant to this Section 18;

(ii) if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing,

(iii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing pursuant to this Section 18, or

(iv) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.
Section 19.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing or by any Additional Purchaser (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or any Additional Purchaser, may be reproduced by such Purchaser or such Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or such Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or such Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or any Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or such Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or such Additional Purchaser or any Person acting on such Purchaser’s or such Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or such Additional Purchaser other than through disclosure by the Company or any Subsidiary or some other Person that such Purchaser or Additional Purchaser knows is subject to confidentiality limitations, or (d) constitutes financial statements delivered to such Purchaser or such Additional Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser and each Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or such Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser or such Additional Purchaser, provided that such Purchaser or such Additional Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s or such Additional Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s or such Additional Purchaser’s Notes), (ii) such Purchaser’s or such Additional Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser or such Additional Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser or such Additional Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or such Additional Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or such Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or such Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or such Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or such Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or such Additional Purchaser’s Notes, the Subsidiary Guaranty and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21. Substitution of Purchaser.

Each Purchaser and each Additional Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or such Additional Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser or such Additional Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser or such original Additional Purchaser. In the event that such Affiliate is so substituted as a Purchaser or an Additional Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser or such original Additional Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” or an “Additional Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser or such original Additional Purchaser, and such original Purchaser or such original Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. Miscellaneous.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

(b) If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 7.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Holders may by notice to the holders and the Company, respectively, require that the holders and the Company negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Restricted Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Holders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 22.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours,

Cleveland-Cliffs Inc

By /s/ Laurie Brlas

Name: Laurie Brlas

Title: Executive Vice President and Chief Financial Officer

Accepted as of the date first written above.

VantisLife Insurance Company, a
Connecticut company

By Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By /s/ Alan P. Kress

Name: Alan P. Kress

Title: Counsel

By /s/ Colin Pennycooke

Name: Colin Pennycooke

Title:

American Family Life Insurance Company
By /s/ Phillip Hannifan
Name: Phillip Hannifan
Title: Investment Director

American Family Mutual Insurance Company

By /s/ Phillip Hannifan
Name: Phillip Hannifan
Title: Investment Director

Connecticut General Insurance Corporation

By : CIGNA Investments, Inc. (authorized agent)
By /s/ Leonard Mazlish
Name: Leonard Mazlish
Title: Managing Director

John Hancock Life Insurance Company

By /s/ Stacey Agretelis

Name: Stacey Agretelis
Title: Managing Director

John Hancock Variable Life Insurance Company

By /s/ Stacey Agretelis

Name: Stacey Agretelis
Title: Authorized Signatory

JPMorgan Chase Bank, N.A., not individually but solely in its capacity as Directed Trustee of the SBC Master Pension Trust

By /s/ Amy L. Schneeberger

Name: Amy L. Schneeberger
Title: Vice President

Massachusetts Mutual Life Insurance Company

By: Babson Capital Management LLC as Investment Advisor

By /s/ Elisabeth A. Perenick

Name: Elisabeth A. Perenick
Title: Managing Director

C.M. Life Insurance Company

By: Babson Capital Manangement LLC as Investment Sub-Advisor

By /s/ Elisabeth A. Perenick

Name: Elisabeth A. Perenick

Title: Managing Director

The Guardian Life Insurance Company of America

By /s/ Thomas M. Donohue

Name: Thomas M. Donohue

Title: Managing Director

American Investors Life Insurance Company
Aviva Life and Annuity Company
Aviva Life and Annuity Company of New York

By: Aviva Capital Management, Inc., its authorized attorney-in-fact

By /s/ Roger D. Fors

Name: Roger D. Fors

Title: VP-Private Placements

Equitrust Life Insurance Company

By /s/ Herman L. Riva

Name: Herman L. Riva
Title: Securities Vice President

National Life Insurance Company
Life Insurance Company of the Southwest

By /s/ R. Scott Higgins

Name: R. Scott Higgins
Title: Senior Vice President
Sentinel Asset Management

Knights of Columbus

By /s/ Donald R. Kehoe

Name: Donald R. Kehoe
Title: Supreme Secretary
The Ohio National Life Insurance Company
Ohio National Life Assurance Corporation

By /s/ Jed R. Martin

Name: Jed R. Martin
Title: Vice President, Private Placements

The Travelers Indemnity Company

By /s/ David D. Rowland

Name: David D. Rowland
Title: SVP, Director Fixed Income Investments

Metropolitan Life Insurance Company
MetLife Investors Insurance Company

By: Metropolitan Life Insurance Company, its investment manager

Metropolitan Tower Life Insurance Company

By: Metropolitan Life Insurance Company, its investment manager

Texas Life Insurance Company

By: Metropolitan Life Insurance Company, its investment manager

By /s/ Judith A. Gulotta

Name: Judith A. Gulotta
Title: Managing Director

Principal Life Insurance Company

By: Principal Global Investors, LLC, a Delaware limited liability company, its Authorized Signatory

By /s/ Alan P. Kress

Name: Alan P. Kress
Title: Counsel

By /s/ Colin Pennycooke

Name: Colin Pennycooke
Title:

Symetra Life Insurance Company, a Washington corporation
By: Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By /s/ Alan P. Kress

Name: Alan P. Kress Counsel
Title: Counsel

By /s/ Colin Pennycooke

Name: Colin Pennycooke
Title:

The Northwestern Mutual Life Insurance Company

By /s/ Timothy S. Collins

Name: Timothy S. Collins
Its Authorized Representative

Schedule B

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person (other than any Unrestricted Subsidiary) to become a Restricted Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided that the Company or the Restricted Subsidiary is the surviving entity.

“Acquisition Indebtedness” means Indebtedness incurred in connection with an Acquisition, provided that such Acquisition is not in any business or activity that would change the general nature of the business of the Company or any Restricted Subsidiary in any material respect from the general nature of the business engaged in by it as of the Closing Date.

“Additional Interest” is defined in Section 1.2(b).

“Additional Notes” is defined in Section 2.2.

“Additional Purchasers” means purchasers of Additional Notes.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under the Bank Credit Agreement, together with its successors and assigns in such capacity, and together with any new agent under any replacement to the Bank Credit Agreement, together with its successors and assigns.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 30% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 30% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Amapa” means MMX Amapá Mineração Ltda., a company organized under the laws of Brazil.

“Amapa Investment” means, collectively, all Investments by the Company and its Subsidiaries in Amapa.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Bank Credit Agreement” means the Multicurrency Credit Agreement dated as of August 17, 2007 by and among the Company, certain Subsidiaries of the Company named therein, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, whether in one or more agreements, which constitute the primary bank credit facility of the Company and its Subsidiaries.

“Bank Lenders” means the banks and financial institutions party to the Bank Credit Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (“Bank of America”) as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to Property, plant, or equipment (including replacements and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Cash Equivalents” shall mean, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America and securities that are the direct obligations of any member state of the European Union or any other sovereign nation, which at the time of acquisition thereof, was not targeted for sanctions by the Office of Foreign Assets Control of the United States Department of the Treasury so long as the full faith of and credit of such nation is pledged in support thereof, provided that in each case any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P or the highest rating available by any other credit agency of national standing or an equivalent rating from a comparable foreign rating agency, in each case maturing within one year of the date of issuance thereof; (c) investments in certificates of deposit or banker’s acceptances issued by any commercial bank having capital and surplus of not less than U.S. $100,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) investments in auction reset securities, which are variable rate securities with interest rates that reset no less frequently than quarterly in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing; (f) investments in variable rate demand notes and bonds that are credit enhanced by any commercial bank having capital and surplus of not less than U.S. $100,000,000; and (g) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

“Cliffs Sonoma Entities” means, collectively, Cliffs Australia Washplant Operations Pty Ltd CAN 123 748 032 and Cliffs Australia Coal Pty Ltd CAN 123 583 326.

“Closing” is defined in Section 3.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Cleveland-Cliffs Inc, an Ohio corporation.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income amount in respect of (a) Consolidated Interest Expense for such period, plus (b) federal, state and local income taxes as accrued for the Company and its Restricted Subsidiaries for such period, plus (c) depreciation of fixed assets and amortization of intangible assets for the Company and its Restricted Subsidiaries for such period; provided, however, that solely for the purposes of calculating compliance with Section 10.1 and Section 1.2(b), Consolidated EBITDA for any period shall (y) include the Consolidated EBITDA for any Person (that becomes a Restricted Subsidiary or that is merged into the Company or any Restricted Subsidiary) or business unit that has been acquired by the Company or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition, and (z) exclude the Consolidated EBITDA for any Person or business unit that has been disposed of by the Company or any of its Restricted Subsidiaries for the portion of such period prior to the date of disposition.

“Consolidated Indebtedness” means as of any date of determination the total amount of all Indebtedness of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capital Lease Obligations and all amortization of debt discount and expense) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that, for purposes of Section 10.2, there shall be excluded from Consolidated Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of, or has merged into or consolidated with, the Company or another Restricted Subsidiary, and (b) the net income (or net loss) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries during such period.

“Consolidated Net Worth” shall mean the consolidated stockholder’s equity of the Company and its Restricted Subsidiaries (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock), as defined according to GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means with respect to the Notes of any Series that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series (and of such tranche if such Series has separate tranches).

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Equally and Ratably Secured” is defined in Section 10.4.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) the sale of Polymet Mining Corp. common stock by the Company, (ii) the sale of the assets of Cliffs Erie, (iii) the sale of all of the stock of or all or substantially all of the assets of Cliffs Synfuel Corp., or (iv) the Company’s interests in the Wabush Mines Joint Venture (if such interests are ordered to be sold by a court of competent jurisdiction or if such interests are sold as part of a settlement agreement).

“Fair Market Value” means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Restricted Subsidiary conducts all or any part of its business, or which has jurisdiction over any Properties of the Company or any Restricted Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Government Obligations” shall mean direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.

“Hedging Liability” means the liability of the Company or any Subsidiary to any of the lenders party to the Bank Credit Agreement, or any Affiliates of such lenders, in respect of any Hedge Agreement as the Company or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the lenders party to the Bank Credit Agreement or their Affiliates.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any reimbursement liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations; provided, however that the term “Indebtedness” shall not include (i) trade payables or customer advances for prepayment of ore sales, in each case arising in the ordinary course of business, (ii) any letter of credit secured by cash or Cash Equivalents, and (iii) up to U.S. $500,000 in obligations under the Agreement for Loan of Minnesota Investment Fund dated August 24, 2004 between United Taconite LLC and the Township of McDavitt.

“Indebtedness Ratio” is defined in Section 10.1.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Investments” shall mean all investments, in cash or by delivery of Property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.

“Joint Venture” means any corporation, partnership, limited liability company or other entity or organization that has Voting Stock directly or indirectly owned by the Company; provided, however, that, notwithstanding this definition, none of the following shall be a Joint Venture hereunder: (i) any Wholly-Owned Subsidiary, (ii) any trade creditor or customer in which the Company or any of its Subsidiaries has made an Investment pursuant to clause (l) of the definition of Restricted Investments, (iii) any entity or organization existing on the date of this Agreement and set forth on Schedule 10.11, (iv) Amapa, and (v) any entity or organization in which the Company or any of its Subsidiaries has made an Investment (other than any Investment in an entity or organization that was a Joint Venture immediately prior to such Investment) pursuant to clause (o) of the definition of Restricted Investments.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement (other than an operating lease) or Capital Lease, upon or with respect to any Property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2008A Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or Properties of the Company and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or Properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement (including any Supplement) and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty or (d) the validity or enforceability of this Agreement (including any Supplement), the Notes or the Subsidiary Guaranty.

“Material Subsidiary” shall mean and include (i) each Wholly-Owned Subsidiary that is a Domestic Subsidiary, except any Wholly-Owned Subsidiary that is a Domestic Subsidiary and does not have (together with its Subsidiaries) (a) at the time of determination thereof, consolidated total assets that constitute more than 10% of the consolidated total assets of the Company and its Subsidiaries at such time and (b) consolidated gross revenues for any fiscal year of the Company ending on or after December 31, 2007, that constitute more than 10% of the consolidated gross revenues of the Company and its Subsidiaries during such fiscal year, and (ii) each Domestic Subsidiary that the Company has designated to the holders in writing as a Material Subsidiary. As of the Closing Date, the Material Subsidiaries are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal LLC (formerly known as PinnOak Resources, LLC), CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc., Cliffs TIOP, Inc., and Cleveland-Cliffs International Holding Company.

“Memorandum” is defined in Section 5.3.

“Moody’s” shall mean Moody Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Non-Guarantor Subsidiaries” means each Restricted Subsidiary that is not a Guarantor.

“Notes” is defined in Section 1.1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Hedging Liability” means the liability (other than any Hedging Liability) of the Company or any Restricted Subsidiary under any Hedge Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means any Acquisition with respect to which the following condition is satisfied: after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 10.1 and 10.2 hereof on a pro forma basis.

“Permitted Investment Amount” means an amount equal to (a) $150,000,000 plus (b) 20% of positive Consolidated Net Income for each fiscal year of the Company commencing with the Company’s fiscal year ending December 31, 2006.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Project Indebtedness” is defined in Section 10.4(g)(iii).

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Restricted Subsidiaries under GAAP.

“Public Filings” is defined in Section 5.3.

“Purchasers” means the purchasers of the Notes named in Schedule A hereto.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person who is a qualified institutional buyer within the meaning of such term as set forth in Rule 144(a)(1) under the Securities Act.

“Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) the amount equal to the net proceeds being so applied to the prepayment of Senior Indebtedness in accordance with Section 10.5(a)(2), multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Indebtedness of the Company and its Restricted Subsidiaries being prepaid pursuant to Section 10.5(a)(2).

“Required Holders” means, at any time, the holders of not less than 51% in principal amount of the Notes of all Series at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Investments” means all Investments except the following:

(a) Property, plant and equipment to be used in the ordinary course of business of the Company and its Restricted Subsidiaries;

(b) current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

(c) existing Investments in Restricted Subsidiaries disclosed on Schedule 5.4 hereof;

(d) Permitted Acquisitions; provided that the Company shall deliver to the holders of the Notes at least 10 Business Days (or such shorter period as may be permitted under the Bank Credit Agreement) prior to any such Acquisition a certificate confirming pro forma compliance with Sections 10.1 and 10.2 hereof;

(e) Investments existing as of the date of this Agreement and disclosed on Schedule 10.11;

(f) Investments in cash and Cash Equivalents;

(g) Hedging Liability and Other Hedging Liability to any other Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

(h) Contingent Obligations permitted by the terms of this Agreement;

(i) mergers and consolidations permitted by Section 10.6 hereof;

(j) loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business;

(k) Investments by the Company or any Wholly-Owned Subsidiary that is a Restricted Subsidiary in or to any other Wholly-Owned Subsidiary that is a Restricted Subsidiary and Investments by any Restricted Subsidiary in the Company or any Wholly-Owned Subsidiary that is a Restricted Subsidiary;

(l) Investments in securities of trade creditors or customers in the ordinary course of business that are received (i) in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or (ii) in the settlement of debts created in the ordinary course of business;

(m) Investments in Joint Ventures (i) for the purpose of financing such entities’ (X) operating expenses incurred in the ordinary course of business and (Y) reasonable Capital Expenditures and other reasonable obligations that are accounted for by the Company and its Restricted Subsidiaries as increases in equity in such Joint Ventures;

(n) the Amapa Investment;

(o) Investments of the Company and its Restricted Subsidiaries to make acquisitions of additional mining interests or for other strategic or commercial purposes; provided that, (i) in no event shall the aggregate amount of such Investments exceed the Permitted Investment Amount and (ii) after giving effect to any such Investment, no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 10.1 and 10.2 hereof on a pro forma basis; provided further that, in the case of any such Investment in which the aggregate amount to be invested is greater than $20,000,000, the Company shall deliver to the holders of the Notes at least 10 Business Days (or such shorter period of time as is permitted under the Bank Credit Agreement) prior to such Investment a certificate confirming such pro forma compliance;

(p) the Sonoma Investment; and

(q) Investments, not otherwise permitted under clauses (a)-(p), of the Company and its Restricted Subsidiaries; provided that the Company shall be in pro forma compliance with Sections 10.1 and 10.2 hereof and shall deliver to the holder of the Notes at least 10 Business Days (or such shorter period as is permitted under the Bank Credit Agreement) prior to any such Investment a certificate confirming such pro forma compliance.

“Restricted Subsidiary” means any Subsidiary in which: (i) at least a majority of the voting securities are owned by the Company and/or one or more Restricted Subsidiaries, and (ii) the Company has not designated an Unrestricted Subsidiary by notice in writing given to the holders of the Notes in accordance with the terms of Section 9.6.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Indebtedness” means, as of the date of any determination thereof, all Consolidated Indebtedness, other than Subordinated Indebtedness.

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series 2008A Notes” is defined in Section 1.1 of this Agreement.

“Sonoma” means the unincorporated joint venture formed by QCoal Sonoma Pty Ltd, Watami (Qld) Pty .Ltd, CSC Sonoma Pty Ltd, JS Sonoma Pty Ltd and Cliffs Australia Coal Pty Ltd, a Wholly-Owned Subsidiary of the Company, for the purpose of mining and developing a coal mine in Queensland, Australia, including the construction of a washplant by Cliffs Australia Washplant Operations Pty Ltd, an indirectly held Wholly-Owned Subsidiary of the Company.

“Sonoma Investment” means, collectively, all Investments by the Company and its Restricted Subsidiaries in Sonoma.

“Standard Permitted Liens” means, with respect to any Person, any of the following:

(a) inchoate Liens for the payment of taxes which are not yet due and payable or, in the case of the Company or any of its Restricted Subsidiaries, the payment of which is not required by Section 9.4;

(b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA);

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d) Liens created by or pursuant to this Agreement;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real Property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

(g) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which such Person shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, provided that, the aggregate amount of such judgments or awards secured by Liens permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of U.S. $20,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing) at any one time outstanding;

(h) Liens in the nature of royalties, dedications of reserves or similar rights or interests granted, taken subject to or otherwise imposed on Properties consistent with normal practices in the iron ore mining industry;

(i) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for Indebtedness) or arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers and/or benefit obligations to claimants;

(j) leases or subleases of Properties, in each case entered into in the ordinary course of business so long as such leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past business practices of such Person, and any products or proceeds thereof to the extent covered by such Liens;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of Law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) the filing of UCC financing statements in connection with operating leases, consignment of goods or bailment agreements; and

(n) Liens securing reimbursement obligations with respect to trade or commercial letters of credit that encumber only the documents underlying such letters of credit and any products or proceeds thereof to the extent covered by such Liens.

“Subordinated Indebtedness” means all unsecured Indebtedness of the Company that shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Indebtedness of the Company (including, without limitation, the obligations of the Company under this Agreement, any Supplement or the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Material Subsidiary (other than Cleveland-Cliffs International Holding Company) and any other Subsidiary, in each case from time to time party to a Guaranty in accordance with the provisions of Section 9.8 hereof. As of the Closing Date, the Guarantors are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal LLC (formerly known as PinnOak Resources, LLC), CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc. and Cliffs TIOP, Inc.

“Subsidiary Guaranty” is defined in Section 2.3 of this Agreement.

“Supplement” is defined in Section 2.2 of this Agreement.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Company or its Restricted Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of Indebtedness assumed in connection with such Acquisition.

“tranche” means all Notes of a Series having the same maturity, interest rate and schedule for mandatory prepayments.

“Tranche A Notes” is defined in Section 1 of this Agreement.

“Tranche B Notes” is defined in Section 1 of this Agreement.

“Transition Period” means the period commencing on the date the Company or any Subsidiary acquires any Person or line of business and ending on the last day of the fourth full fiscal quarter following the date of the consummation of such Acquisition.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Voting Stock (except directors’ qualifying shares) of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Exhibit 1A

[Form of Tranche A Note]

Cleveland-Cliffs Inc

6.31% Series 2008A Senior Note, Tranche A, due June 15, 2013

No. [ ] $[ ]	[Date] PPN 185896 B#3

For Value Received, the undersigned, Cleveland-Cliffs Inc (herein called the “Company”), a corporation organized and existing under the laws of the State of Ohio, hereby promises to pay to [     ] or registered assigns, the principal sum of [     ] Dollars (or so much thereof as shall not have been prepaid) on June 15, 2013 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.31% per annum (plus Additional Interest, if any, pursuant to Section 1.2(b) of the Note Purchase Agreement referred to below) from the date hereof, payable semi-annually, on the 15th day of June and December in each year and at maturity, commencing on December 15, 2008, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to 2% above the interest rate then in effect, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of June 25, 2008 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the date and in the amounts specified in the Note Agreement. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Pursuant to the Subsidiary Guaranty Agreement dated as of June 25, 2008 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”), certain Subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and the performance by the Company of its obligations contained in the Note Purchase Agreement all as more fully set forth in said Subsidiary Guaranty.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Cleveland-Cliffs Inc

By

Name:
Title:

Exhibit 1B

[Form of Tranche B Note]

Cleveland-Cliffs Inc

6.59% Series 2008A Senior Note, Tranche B, due June 15, 2015

No. [ ] $[ ]	[Date] PPN 185896 C*6

For Value Received, the undersigned, Cleveland-Cliffs Inc (herein called the “Company”), a corporation organized and existing under the laws of the State of Ohio, hereby promises to pay to [     ] or registered assigns, the principal sum of [     ] Dollars (or so much thereof as shall not have been prepaid) on June 15, 2015 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.59% per annum (plus Additional Interest, if any, pursuant to Section 1.2(b) of the Note Purchase Agreement referred to below) from the date hereof, payable semi-annually, on the 15 day of June and December in each year and at maturity, commencing on December 15, 2008, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to 2% above the interest rate then in effect, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of June 25, 2008 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the date and in the amounts specified in the Note Agreement. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Pursuant to the Subsidiary Guaranty Agreement dated as of June 25, 2008 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”), certain Subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and the performance by the Company of its obligations contained in the Note Purchase Agreement all as more fully set forth in said Subsidiary Guaranty.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Cleveland-Cliffs Inc

By

Name:
Title: